Exhibit A
AGREEMENT

The undersigned agree that this Schedule 13D, dated November 22, 2022, relating to the common stock, $0.30 par value, of Team, Inc. shall be filed on behalf of the undersigned.

November 22, 2022
(Date)

Corre Opportunities Qualified Master Fund, LP* By: Corre Partners Advisors, LLC, its general partner

By: /s/ John Barrett
Name: John Barrett Title: Managing Member
Corre Horizon Fund, LP* By: Corre Partners Advisors, LLC, its general partner

By: /s/ John Barrett Name: John Barrett Title: Managing Member

Corre Horizon II Fund, LP* By: Corre Partners Advisors, LLC, its general partner

By: /s/ John Barrett
Name: John Barrett Title: Managing Member
Corre Partners Advisors, LLC*

By: /s/ John Barrett
Name: John Barrett Title: Managing Member

Corre Partners Management, LLC*

By: /s/ John Barrett
Name: John Barrett Title: Managing Member
John Barrett*

/s/ John Barrett

Eric Soderlund*

/s/ Eric Soderlund